Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 3 DATED DECEMBER 1, 2016
TO THE PROSPECTUS DATED MAY 2, 2016

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016, as supplemented by Supplement No. 1, dated November 15, 2016 and Supplement No. 2, dated November 23, 2016 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to disclose:

•	updated suitability standards for our offering applicable to Iowa investors; and

•	the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from November 1, 2016 through November 30, 2016, for each of our classes of common stock.
Suitability Standards

The following disclosure amends the “Suitability Standards” section of the Prospectus and all similar disclosure in the Prospectus.

Iowa-Iowa investors must have either (i) a net worth (excluding the value of an investor’s home, home furnishings and automobiles) of at least $350,000 or (ii) a gross annual income of at least $100,000 and a net worth (excluding the value of an investor’s home, home furnishings and automobiles) of at least $100,000. Additionally, Iowa investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts to 10% of such investor’s liquid net worth.  Investors who are accredited investors as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing 10% investment concentration limit.

Monthly Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from November 1, 2016 through November 30, 2016.

Date	NAV per Share
	Class E	Class A	Class W	Class I
November 1, 2016	$7.47	$7.47	$7.47	$7.47
November 2, 2016	$7.48	$7.48	$7.48	$7.48
November 3, 2016	$7.48	$7.48	$7.48	$7.48
November 4, 2016	$7.48	$7.48	$7.48	$7.48
November 7, 2016	$7.48	$7.48	$7.48	$7.48
November 8, 2016	$7.48	$7.48	$7.48	$7.48
November 9, 2016	$7.48	$7.48	$7.48	$7.48
November 10, 2016	$7.48	$7.48	$7.48	$7.48
November 11, 2016	$7.48	$7.48	$7.48	$7.48
November 14, 2016	$7.49	$7.49	$7.49	$7.49
November 15, 2016	$7.49	$7.49	$7.49	$7.49
November 16, 2016	$7.52	$7.52	$7.52	$7.52
November 17, 2016	$7.52	$7.52	$7.52	$7.52
November 18, 2016	$7.52	$7.52	$7.52	$7.52
November 21, 2016	$7.52	$7.52	$7.52	$7.52
November 22, 2016	$7.52	$7.52	$7.52	$7.52
November 23, 2016	$7.52	$7.52	$7.52	$7.52
November 25, 2016	$7.52	$7.52	$7.52	$7.52
November 28, 2016	$7.52	$7.52	$7.52	$7.52
November 29, 2016	$7.53	$7.53	$7.53	$7.53
November 30, 2016	$7.53	$7.53	$7.53	$7.53
On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

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